30 Arlington Street
                         Winchester, Massachusetts 01890
                                 (781) 756-0173

                                                              August 9, 2001

Islamic Global Equity Fund
21 Milk Street
Boston, MA  02109

         RE:      Legality of Shares

Dear Sirs:

         You have asked for my opinion in connection with the filing of Pre-Effective Amendment No. 2 to the registration statement of the Islamic Global Equity Fund (the "Fund") under the Investment Company Act of 1940 (File No. 811-10119) and the Securities Act of 1933 (File No. 333-45250) (the "Registration Statement"), particularly with respect to the shares of beneficial interest of the Fund described therein (the "Shares"). I have been admitted to the bars of the Commonwealth of Massachusetts and the State of New York, and am familiar with the Registration Statement and with the general conduct of the Fund's business. I have also examined such records of the Fund and such other documents as I have considered necessary or appropriate for purposes of rendering the opinions contained herein.

         Based upon the foregoing, it is my opinion that the Shares have been duly authorized, and when issued and sold by the Fund for cash consideration pursuant to and in the manner contemplated by the Registration Statement, as amended, will be legally and validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                            Sincerely yours,


                                            /s/PHILIP W. COOLIDGE
                                            Philip W. Coolidge, Esquire